Press Release

Contacts:

Investors	Media
Investor Relations Department	Denise DesChenes/Kara Findly/
(800) 451-3801	Nathaniel Garnick
Sard Verbinnen & Co

(212) 687-8080

FOAMEX TO PURSUE FURTHER DELEVERAGING

LINWOOD, PA, March 12, 2008 - Foamex International Inc. (OTC:FMXL), a leading manufacturer of flexible polyurethane and advanced polymer foam products, today announced that it intends to make a rights offering to all of its stockholders to purchase its Common Stock at $1.50 per share, subject to adjustment in certain circumstances (the “Rights Offering”). The Company also intends to make an offer at the same time to its Second Lien Loan lenders to permit them to acquire Common Stock at the same price as in the Rights Offering using their Second Lien Loans at par value (the “Second Lien Offering”). The Rights Offering and the Second Lien Offering would significantly deleverage the Company.

Under the Rights Offering and the Second Lien Offering, the Company would anticipate receiving collectively a minimum of $80 million in new equity, which would be through a combination of cash and an exchange of Second Lien Loans at par. Any cash received in the Rights Offering, net of fees, expenses and accrued interest, would be used to prepay the loans under the First Lien Term Credit Agreement. Any Second Lien Loans that are used to purchase Common Stock would be cancelled. Both the Rights Offering and the Second Lien Offering would be subject to certain conditions and limitations, including to prevent the Company from undergoing an “ownership change” for purposes of Section 382 of the Internal Revenue Code.

The Rights Offering and the Second Lien Offering would be subject to, among other things, the Company obtaining the appropriate lender amendments and consents, which the Company is currently seeking to obtain.

The Company will be negotiating with certain of its large stockholders for potential commitments for the offerings of $80 million (in cash and Second Lien Loans at par), which would be offset by any funding under the previously announced capital commitments of up to $20 million. However, there is no assurance that any such commitments will be made or that the Rights Offering or the Second Lien Offering will take place. If the Company proceeds with these two offerings, they would be expected to be completed in the second quarter of 2008. If the Rights Offering and Second Lien Offering are not consummated, the Company will retain the right to utilize up to $20 million through the previously announced capital commitments.

Certain fees will be payable to the lenders in connection with the amendments and consents. In addition, if commitments are agreed to regarding the Rights Offering and Second Lien Offering, put premiums are expected to be paid to the committing stockholders.

This press release does not constitute an offer of any securities for sale.

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain forward-looking statements within the meaning of Section 27Aof the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it was made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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